Exhibit 99.2
Earnings Call Transcript
November 11, 2013

PARTICIPANTS

Corporate Participants

Richard S. Eiswirth – Chief Operating & Financial Officer, Alimera Sciences, Inc.
Charles Daniel Myers – President, Chief Executive Officer & Director, Alimera Sciences, Inc.
Philip Ashman – Senior Vice President & Managing Director-Europe, Alimera Sciences, Inc.
Other Participants

Adam Phillip Darity – Analyst, Citigroup Global Markets Inc. (Broker)
Simos Simeonidis – Analyst, Cowen & Co. LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon, ladies and gentlemen. Welcome to the Alimera Sciences Third Quarter 2013 Earnings Teleconference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will be given at that time. As a reminder, today’s conference call is being recorded.

I would now like to turn the conference over to your host, Mr. Rick Eiswirth, Chief Operating Officer and Chief Financial Officer of Alimera. Please go ahead, sir.

Richard S. Eiswirth, Chief Operating & Financial Officer

Thank you. Good afternoon, everyone, and welcome to the Alimera Sciences conference call to update you on our commercialization of ILUVIEN in Europe and to review our third quarter financial results. A press release regarding these results was issued this afternoon and is available on our website. On the call with me today is Dan Myers, our President and Chief Executive Officer; and Philip Ashman, our Senior Vice President and European Managing Director.

Before we begin our prepared remarks, I would like to remind you that various statements that we make during this call about the company’s future results of operations and financial position, business strategy and plans and objectives for Alimera’s future operations are considered forward-looking statements within the meaning of the Federal Securities Laws. Our forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties.

These risks are described in the Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of Alimera’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is on file with the SEC and available on the SEC’s and Alimera’s websites. Additional factors may also be set forth in those sections of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 to be filed with the SEC in the fourth quarter of 2013. We encourage all investors to read these reports and our other SEC filings.

All the information we provide on this conference call is provided only as of today and we undertake no obligation to update any forward-looking statements we may make on this call for an account of new information, future events or otherwise. Please be advised that today’s call is being recorded and webcast. Additionally, adjusted net loss, a non-GAAP financial measure, will be discussed on this conference call. A reconciliation of adjusted net loss to GAAP net loss can be found in our press release, which is available on Alimera’s website.

And with that, I would like to turn the call over to Dan Myers, our President and Chief Executive Officer. Dan?

Charles Daniel Myers, President, Chief Executive Officer & Director

Thanks Rick. We are pleased with the progress we’re making in Europe. We increased revenue by over 300% compared to the second quarter and expanded the number of physicians implanting ILUVIEN for their DME patients in Germany and the U.K. Despite a modest start, we’re pleased with the quarter-to-quarter growth as well as the monthly growth in the last quarter, as September sales outpaced those of July and August combined.

Consistent with ILUVIEN’s indication in the approved EU countries, physicians are identifying patients who are insufficiently responsive to currently available therapies. The initial response among physicians and patients has been very positive, with reports from physicians of significant improvements in the reduction of retinal thickness as well as visual acuity gains.

We’re also hearing an increasing number of patient stories where improvements are seen in their day-to-day lives. It’s important to note that for many of these patients, they were not able to gain improvement in visions on other therapies. As a result of the early success, after being treated with ILUVIEN in one eye, some patients have proceeded to have the other eye treated with ILUVIEN as well. In Germany, as we continue to pursue contracts with health funds, a fundamental element process to this, demonstrate clinical demand through submission of IRFs or Individual Request Forms for doctors.

We believe we’re making good progress and this is consistent with the significant increase in the breadth of usage across Germany. Moreover, recent Alimera Symposium have been oversubscribed, which we believe indicates a high level of clinical interest in ILUVIEN. To-date, the majority of the sales have been in Germany and we are excited about the possibility in the coming months of a similar ramp of sales in the U.K., as final draft guidance is expected to be published by the U.K.’s National Institute for Health and Care Excellence, NICE, later this month.

The guidance recommends ILUVIEN funding for the treatment of pseudophakic eyes in chronic DME patients that are insufficiently responsive to current available therapies. This positive recommendation from NICE will require the National Health Service to make funding available for ILUVIEN in England and Wales. We expect the majority of this implementation to take place between now and the end of the first quarter 2014.

In July of 2013, the Transparency Committee of the French Health National Authority issued a favorable opinion for the reimbursement and hospital listing of ILUVIEN by the French National Health Insurance. Alimera is now working with the Economic Committee for Health Products to determine the price and any reimbursement condition for ILUVIEN in France. We are currently expecting a launch in France in 2014, pending the outcome of these negotiations.

In addition to France, Germany and the United Kingdom, ILUVIEN is currently approved in Austria, Portugal and Spain. The national license for ILUVIEN is under review by the Italian Government. I want to be very clear that the FDA’s current decision does not affect our efforts in Europe. We anticipated this decision as a potential outcome and have spent the past year aligning our organization to strengthen our commercial business in support of growth in the EU.

In an effort to broaden our ILUVIEN reach into additional EU countries, we’ve submitted an application in the third quarter of this year to the Medicines and Healthcare Products Regulatory Agency, the MHRA, in the U.K., as the Reference Member State, for 10 additional EU country approvals through the Mutual Recognition Procedure. These markets are Belgium, the Czech Republic, Denmark, Finland, Ireland, Luxembourg, Netherlands, Norway, Poland and Sweden.

As you may know, the Mutual Recognition Procedure is a procedure used by companies like ourselves to expand our marketing authorizations in the EU by requesting the same authorization in other member states. We believe the MRP approvals could provide us a pipeline for geographic expansions in the future. Europe offers the possibility of significant growth, and we believe the market opportunity in Europe is at least as large as that in the United States.

Turning to the regulatory status of ILUVIEN in the U.S., the FDA, in its current or recent CRL, stated that the NDA could not be approved in its present form, citing clinical and statistical deficiencies and indicated that the benefits did not outweigh the risk. The FDA suggested that a meeting with the Dermatological and Ophthalmic Drugs Advisory Committee may be of assistance in addressing these deficiencies and providing advice as to whether a patient population can be identified, in which the benefits of ILUVIEN might outweigh its risk.

Also in the CRL, the FDA referenced deficiencies in the methods and controls used for the drug product at the facility where ILUVIEN is manufactured. We do not believe that these deficiencies will affect our European commercial supply, and we’re working with our third-party manufacturer to resolve these issues. Shortly after receiving the CRL, the FDA confirmed that a meeting will be held on January 27 with the Advisory Committee.

Following this notification, we had a subsequent communication with the FDA, in which we believe we clarified that the purpose of the Advisory Committee meeting is to consider the benefits and risk of ILUVIEN based on existing data available from our FAME Study. We believe that if this results in a positive meeting, it could lead to further discussions with the FDA regarding the potential availability and approvability of the NDA. We look forward to the Advisory Committee meeting in January of 2014 where we, together with retinal physicians, can discuss the benefits and risk of ILUVIEN in a public forum.

Now, I’ll turn the call over to Rick to briefly discuss our third quarter financials.

Richard S. Eiswirth, Chief Operating & Financial Officer

Thank you, Dan. Turning to our financial results, as Dan mentioned earlier, we increased revenue by 323% to $758,000 from ILUVIEN sales in Germany and the United Kingdom in the third quarter of 2013 compared to $179,000 in the second quarter of 2013. Net loss attributable to common shareholders for the third quarter of 2013 was $1.1 million or $0.04 per common share, compared with a net loss attributable to common shareholders of $5.4 million or $0.17 per common share for the third quarter of 2012.

Net loss attributable to common shareholders for the third quarter of 2013 benefited from a decrease in the fair value of Alimera’s derivative warrant liability, resulting in a non-cash income of approximately $6.2 million and a non-cash unrealized foreign currency gain of $508,000. The decreased value of the derivative warrant liability was primarily due to a decrease in the fair market value of Alimera’s underlying common stock since June 30, 2013. The unrealized foreign currency gain was primarily attributable to the strengthening of the euro and the British pound sterling over the third quarter of 2013.

Adjusted net loss attributable to common shareholders, excluding the non-cash warrant valuation adjustment and the unrealized foreign currency transaction gain, was $7.9 million or $0.26 per common share. Research and development expenses for the third quarter of 2013 decreased to $1.8 million compared to $2.2 million for the third quarter of 2012. The decrease was primarily attributable to decreases of $320,000 in costs related to the completion of the enrollment of the physician utilization study in the fourth quarter of 2012.

The decrease was also attributable to a reduction of $250,000 in costs related to a consultant engaged to assist with the continued pursuit of regulatory approval of ILUVIEN in the United States, which is offset by an increase of $210,000 in costs associated with contracting medical science liaisons to engage with retina specialists in the discussion of ILUVIEN in Germany, the United Kingdom and France.

General and administrative expenses in the third quarter of 2013 were $2.1 million compared to $1.5 million in the third quarter of 2012. The increase was primarily attributable to increased administrative support for Alimera’s European team in connection with the commercial launch of ILUVIEN in the United Kingdom and Germany in the second quarter of 2013.

Sales and marketing expenses in the third quarter of 2013 increased to $4.5 million compared to $1.5 million for the third quarter of 2012. The increase was primarily attributable to increases of approximately $1.9 million in costs associated with contracting with Quintiles Commercial for marketing, brand management, sales promotion and detailing, market access, and pricing and reimbursement support, in addition to other advisory services in the EU beginning in the fourth quarter of 2012.

As of September 30, 2013, we had cash and cash equivalents of $23.1 million compared to $49.6 million as of December 31, 2012. Interest expense decreased by approximately $230,000 or 37% to approximately $400,000 for the nine months ended September 30, 2013, compared to approximately $630,000 for the nine months ended September 30, 2012. Interest expense for the nine months ended September 30, 2013 was incurred in connection with Alimera’s 2010 term loan and its 2013 term loan.

Interest expense for the nine months ended September 30, 2012 was incurred in connection with Alimera’s 2010 term loan. The decrease in interest expense was primarily attributable to lower principal balances on the 2010 term loan due to amortization payments, which began in August 2011, and the lower interest rate on the 2013 term loan in comparison to the 2010 term loan.

Now, I will turn the call back over to Dan for closing comments.

Charles Daniel Myers, President, Chief Executive Officer & Director

Thanks Rick. To close, I want to reiterate that we are focused on the European opportunity, and are pleased with the growing business in Germany and the expected increase in U.K. activity following the publication of NICE guidance. I’m also confident in the operational platform we have built in Europe and our ability to continue to grow the business.

I’ll now turn it back over to the operator for any potential questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question comes from the line of Amit Bhalla from Citigroup. Your line is open and you may proceed.

<Q – Adam Darity – Citigroup Global Markets Inc. (Broker)>: Hi, Dan and Rick. This is actually Adam in for Amit today.

<A – Dan Myers – Alimera Sciences, Inc.>: Hi, Adam.

<Q – Adam Darity – Citigroup Global Markets Inc. (Broker)>: Hey. I guess, first question, could you comment any on how many implants were completed in the quarter and potentially how many patients you also have completed?

<A – Dan Myers – Alimera Sciences, Inc.>: I can’t comment on the number of implants. We’re not giving guidance right now in revenue, and obviously, that would be an area that we would want to, at this point, not comment on. What I can comment on is, as I said earlier, the uptake – the units in September were twice – excuse me, was equal to what we did in July and August. But maybe even more important, I am willing to comment on is that while we don’t have exact order numbers from doctors, we don’t have that kind of transparency yet, when you look at the number of ordering points that we now have and the number of orders we are seeing per day, you can do a little bit of triangulation and we estimate now we have about 50 to 55 doctors who are implanting ILUVIEN in Germany.

<Q – Adam Darity – Citigroup Global Markets Inc. (Broker)>: Okay. And then just on your progress with the Krankenkassens in Germany, what is the progress there? What’s the update? Are you still on track to meet some of your goals that you had by the end of the year?

<A – Dan Myers – Alimera Sciences, Inc.>: Right, okay. Actually, Adam, I have with me over here in the U.S. this week anyway, we had Philip Ashman, as you know, our Managing Director of the European Operations. So, Phil has been extremely active in Germany, as you could suspect, and I’ll turn it over to Philip to kind of give an overview. If you will, Philip, [ph] what’s kind of (0:14:33) the reimbursement world and KKs in Germany.

<A – Phil Ashman – Alimera Sciences, Inc.>: Yeah, thank you. Thank you, Dan. In a nutshell, there are many KKs, more than 130 in total. The situation, as it stands today, is we’ve been in dialogue with 97% coverage of the German population for statutory health insurances. We’re currently in active negotiation with more than a quarter of those, and so we’re making progress. It can be a little frustrating at times. It’s an interesting environment in Europe at the moment, but I’m pleased with the progress we’re making. We’ve signed the first contracts, and we’re hoping to obviously achieve a lot more going forward.

<A – Dan Myers – Alimera Sciences, Inc.>: I think, Adam, you’ve been kind of close to us over the months as we’ve done some work there. So, I think one of the other areas that I referenced in the earlier comments I want to reiterate is the Individual Request Forms that are another method of determining how well you’re doing in some of these KKs being short of having an actual contract. Obviously, at the end of the day, you want as many contracts as possible.

But we are finding that in some cases that the period of time between the doctors submitting an IRF and the KK actually agreeing to pay for the implant is getting shorter and shorter to the point that, in some cases, while maybe earlier on, we thought a contract was absolutely critical to having a success in a particular KK that, while that would be optimal, we’re finding that we’re making great progress I think in the speed and maybe our reps are actually getting a little better [ph] at – they’re (0:16:04) navigating through this sort of IRF process, if you will.

<Q – Adam Darity – Citigroup Global Markets Inc. (Broker)>: Okay. And then just one more on the FDA. So I know you have the Complete Response Letter and you just announced today that the AdCom in January will be focused on the FAME data. Was there anything else that surprised you in the CRL or anything else that was notable there?

<A – Dan Myers – Alimera Sciences, Inc.>: No, I think obviously the deficiency is on the manufacturing side. You’re not necessarily privy to those when you’re having dialogue with FDA. That’s sort of a different group, pre-approval inspection, and operates sometimes outside of the procedure of having debates and discussions with FDA around your data. So while I think those – as I as said earlier, those deficiencies are not going to impact European supply, and quite frankly, I don’t think they would be a deficiency such that, if we have a positive outcome at the AdCom, they would affect our commercial launch as well. I think these are things that are resolvable. So other than those and then as we stated earlier in our earlier press release regarding the potential to do another trial, which we think we clarified and that that will not be the case for what we’re looking at, at this AdCom. We’ll be focused on the FAME data. I think those are the two points in the CRL that needed to be clarified and I think we got those clarifications.

<Q – Adam Darity – Citigroup Global Markets Inc. (Broker)>: Okay. And then maybe just one more for Rick. So just on pricing, has pricing been holding up with the individual requests in Germany?

<A – Rick Eiswirth – Alimera Sciences, Inc.>: Yeah, we do. We still are maintaining the list price in Germany. [ph] It was about $79.75 (0:17:47), which we’ve talked about before. We are getting bills for a few more of the statutory rebates that we’ve discussed in the past, and we think the volume of those will continue to go up. So we do expect the net average selling price in Germany to decrease some, but it’s just through that process.

<Q – Adam Darity – Citigroup Global Markets Inc. (Broker)>: Okay. All right, thank you very much, guys.

Operator: Thank you. [Operator Instructions] Our next question comes from the line of Simos Simeonidis from Cowen & Company. Your line is open and you may proceed.

<Q – Simos Simeonidis – Cowen & Co. LLC>: Hi, guys. Thank you for taking the question. It’s on the FDA update. And Dan, as you know, investors were a little surprised to see you get a CRL followed by an [ph] AdCom (0:18:55) just a couple months later. And I was wondering if you can help us get a little more clarity on this. So today, you said that you believe that if this were a positive meeting, it could lead to further discussions regarding potential approvability. So if we’re trying to understand what type of questions you might face at the AdCom, it would be more whether ILUVIEN should be approved and made for what type of more narrow population versus should ILUVIEN be put into another trial. Correct?

<A – Dan Myers – Alimera Sciences, Inc.>: Correct. That’s well said. We think we clarified in discussion with the FDA several days after the press release that we put out subsequent to the CRL; because, as you’re right, we were quite frankly a bit confused as well and I think anyone who’s been in the industry for quite some time would also be confused by the unique aspect of getting a CRL and in the midst of the CRL being given a date for an AdCom, and yet at the same time, a potential study being discussed. It was a bit confusing.

But we think we have clarified that the language around the potential study, which we had to put in our press release, was discussing potential patient populations, and in there, there were some hypothetical discussions about that, and so that was what created a little bit of the confusion. I think when we came back and clarified with the FDA, we do now have the belief that the discussion at the AdCom is to find or have discussions around the potential of a patient population that where the benefit to risk would meet the criteria by the AdCom, the Committee, within the existing FAME population. And that was, as you can imagine, a critical clarification for us, because that sets of course two different tones for what the AdCom might be.

<Q – Simos Simeonidis – Cowen & Co. LLC>: So could it be – so are you being extra conservative in your language in the press release? You say if this were a positive meeting, it could lead to further discussions with the FDA. So if the discussion at the AdCom is, should ILUVIEN be approved for this XYZ population, yes, no? Is that – I’m not asking you to speculate, and you can’t answer that. So that’s unfair. But if this were a positive meeting, what additional – why would you need to go back to additional discussions with the FDA?

<A – Dan Myers – Alimera Sciences, Inc.>: Well, because technically we would be responding and this is the language that was given to me by FDA at the meeting. So, it is a bit unique, but I’m kind of quoting here. You would actually technically be giving a complete response to a Complete Response Letter. In other words, the PDUFA was not extended, which in a normal course we debate as to why that didn’t happen and so forth. I wouldn’t want to get into that.

But rather than extend the PDUFA date and set a date for an AdCom prior to the PDUFA date, that would give the FDA the opportunity to hear the AdCom and then they could rule on the outcome of the AdCom. The fact that we now have a CRL and in that CRL are some questions about benefit to risk, things that we’ve outlined in our press release and in the script today, as well as some of these few manufacturing deficiencies were listed, the AdCom becomes a component of the CRL.

<Q – Simos Simeonidis – Cowen & Co. LLC>: I see.

<A – Dan Myers – Alimera Sciences, Inc.>: So with the positive AdCom to – again to use the hypothetical you’re suggesting, the positive outcome would then provide what we believe information to then answer some of the questions of the clinical deficiencies, the benefit to risk analysis, if you will, from that AdCom in the CRL. So technically you would be taking that AdCom and using the information of the AdCom to use in your response to the CRL. So that’s why, as you know, you would have another round of discussions within the CRL, because we haven’t technically responded to that CRL until you’ve had the AdCom.

<Q – Simos Simeonidis – Cowen & Co. LLC>: I see. That makes sense.

<A – Dan Myers – Alimera Sciences, Inc.>: Okay.

<Q – Simos Simeonidis – Cowen & Co. LLC>: And do you think the AdCom – so the discussion at the AdCom could be about what we have been calling or you have been also calling the chronic DME patient or are we thinking of a more narrow patient population than the chronic or patient that has more than – been diagnosed for more than three years with DME?

<A – Dan Myers – Alimera Sciences, Inc.>: It’s our belief at this time that we will be discussing the benefit to risk of the chronic sub-patient population within the FAME trial.

<Q – Simos Simeonidis – Cowen & Co. LLC>: I see. Okay. And then in – I don’t know if you can narrow it down, [ph] more to do (0:23:58) with the European opportunity, you are going to launch in France in 2014. Are you thinking more first half, first quarter, second half of the year or too early to narrow that down further?

<A – Dan Myers – Alimera Sciences, Inc.>: It’s really too early to call. Again, I’ve got the luxury of having Philip here with me, so I’ll defer to Philip, because he can give you a much more granular feel. He’s been on the ground on these meetings.

<A – Phil Ashman – Alimera Sciences, Inc.>: Yeah. As Dan’s already alluded to, we’re currently in a situation where we’re dealing with what’s called the CEPS, the Economic Committee, in France. And having had a few years experience with that Committee, it’s difficult at this stage to make predictions until we actually get formal feedback from them about how long the negotiation would take before the price agreed and entered. So, that can be highly variable. So I don’t think we’re in a position right now where we can firmly predict one way or the other whether it will be early next year or whether it will be in the second half of next year. So apologies for that, but that’s just the way it is.

<Q – Simos Simeonidis – Cowen & Co. LLC>: And, Philip, from the time you get information about pricing, how long would it be until you would be able to move in with launching?

<A – Phil Ashman – Alimera Sciences, Inc.>: When you get to the point where the published price is made public, essentially, we’ll be in the market within a month of that time. So, all the preparations are in place in terms of manufacturing, in terms of promotional materials. We’ve begun to hire the team in France as well. So we’ll be well equipped to be launch-ready as soon as the Economic Committee gives us the go-ahead. So we’re pretty much ready to launch whenever they’re ready. It’s just, as I say, we need to wait for their feedback on what they feel is the price that should be discussed and the following negotiation.

<Q – Simos Simeonidis – Cowen & Co. LLC>: Okay. And final question for Dan, is your current guidance that you – after France, you are going to hold off on going to a fourth country until Alimera is cash flow positive or would a U.S. approval potentially change that?

<A – Dan Myers – Alimera Sciences, Inc.>: I think in our current status, we still remain in the place where we would not launch another country until we’re profitable in Europe [ph] turning to (0:26:31) the three existing opportunities. Should we get approval in the U.S., which would lead to subsequent, as you can imagine, round of financing. As you know, we have a payment – a milestone payment to pSivida. It wouldn’t be out of the realm of possibility we’d step back and reconsider that depending on the cash position of the company. But that would be obviously down the road depending on how we do at the AdCom and subsequent CRL response.

<Q – Simos Simeonidis – Cowen & Co. LLC>: Okay, great. Thank you very much for taking the questions.

<A – Dan Myers – Alimera Sciences, Inc.>: Sure.

Operator: Thank you. And at this time, I’m not showing any further questions. I would now like to turn the call back to Dan Myers for any closing remarks.

Charles Daniel Myers, President, Chief Executive Officer & Director

Yes. Thank you for listening to today’s call and we look forward to updating you on our progress in the coming months. Operator, this does conclude our call.

Operator: Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program and you may all disconnect. Everyone have a great day.

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